Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the registration statement on post-effective amendment No. 2 on Form S-1 to Form S-2 (Registration No. 333-114772) of our report dated March 19, 2005, and with respect to Note 1, July 13, 2005, on our audits of the consolidated financial statements of SpectRx, Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003 which included an explanatory paragraph relating to the Company's ability to continue as a going concern included in the 2004 annual report on form 10-K.

/s/ Eisner LLP

New York, New York

December 20, 2005